Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact: James C. Hagan, President and CEO Guida R. Sajdak, Executive Vice President and CFO Meghan Hibner, First Vice President and Investor Relations Officer 413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE MONTHS ENDED

MARCH 31, 2026 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, April 28, 2026: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three months ended March 31, 2026. The Company reported net income of $4.8 million, or $0.24 per diluted share, for the three months ended March 31, 2026, compared to net income of $2.3 million, or $0.11 per diluted share, for the three months ended March 31, 2025. On a linked quarter basis, net income was $4.8 million, or $0.24 per diluted share, compared to net income of $5.2 million, or $0.26 per diluted share, for the three months ended December 31, 2025.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock. The dividend will be payable on or about May 27, 2026 to shareholders of record on May 13, 2026.

James C. Hagan, President and Chief Executive Officer, commented, “I am pleased to report the results for the first quarter of 2026. Our loan growth, strong and diversified core deposit base, along with our disciplined approach to managing funding costs resulted in an increase in the net interest margin to 2.95%. In the first quarter, core deposits and non-interest bearing deposits represented 70.2% and 25.1% of total deposits, respectively, while the average cost of deposits decreased to 1.72%.

We continue to focus on extending credit within our markets and servicing the needs of our existing customer base while ensuring new opportunities present the appropriate levels of risk and return. Consistent with our prudent credit culture, we continue to proactively identify and manage credit risk within the loan portfolio. At March 31, 2026, our asset quality remained strong, with total delinquency at 0.14% of total loans, and total nonaccrual loans at 0.21% of total loans.”

Hagan concluded, “We remain disciplined in our capital management strategies. During the three months ended March 31, 2026, we repurchased 186,000 shares of common stock and have 686,465 shares of common stock available for repurchase under the 2025 Repurchase Plan.

We are pleased with our first quarter results and are committed to delivering long-term value to shareholders through capital management strategies, which include continued loan growth, share repurchases and quarterly cash dividends.”

Key Highlights:

Loans and Deposits

At March 31, 2026, total loans increased $17.2 million, or 0.8%, from $2.2 billion, or 79.7% of total assets, at December 31, 2025 to $2.2 billion, or 79.5% of total assets. The increase was primarily driven by an increase in residential real estate loans, including home equity loans, of $9.6 million, or 1.1%, an increase in commercial and industrial loans of $6.0 million, or 2.7%, and an increase in commercial real estate loans of $2.1 million, or 0.2%. At March 31, 2026, total deposits of $2.4 billion, increased $20.9 million, or 0.9%, from December 31, 2025, primarily due to a $19.9 million, or 2.9%, increase in time deposits.

Allowance for Credit Losses and Credit Quality

At March 31, 2026, the allowance for credit losses was $20.5 million, or 0.93% of total loans, compared to $20.3 million, or 0.93% of total loans, at December 31, 2025. The allowance for credit losses, as a percentage of nonaccrual loans, was 436.9% and 393.2% at March 31, 2026 and December 31, 2025, respectively. At March 31, 2026, nonaccrual loans totaled $4.7 million, or 0.21% of total loans, compared to $5.2 million, or 0.24% of total loans, at December 31, 2025. Total delinquent loans increased from $3.1 million, or 0.14% of total loans, at December 31, 2025 to $3.2 million, or 0.14% of total loans, at March 31, 2026. At March 31, 2026 and December 31, 2025, the Company did not have any other real estate owned.

Net Interest Margin

The net interest margin increased six basis points from 2.89% for the three months ended December 31, 2025 to 2.95% for the three months ended March 31, 2026. The net interest margin, on a tax-equivalent basis, increased six basis points from 2.91% for the three months ended December 31, 2025 to 2.97% for the three months ended March 31, 2026.

Stock Repurchase Program

On April 22, 2025, the Board of Directors authorized the 2025 Repurchase Plan (the “2025 Plan”), pursuant to which the Company may repurchase up to 1.0 million shares of its common stock, or approximately 4.8%, of the Company’s then-outstanding shares of common stock beginning in June of 2025.

During the three months ended March 31, 2026, the Company repurchased 186,000 shares of its common stock at an average price per share of $13.48. As of March 31, 2026, there were 686,465 shares of common stock available for repurchase under the 2025 Plan.

The repurchase of shares under the 2025 Plan is administered through an independent broker. The shares of common stock repurchased under the 2025 Plan have been and will continue to be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that the Company’s management (“Management”) determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2025 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Book Value and Tangible Book Value

The Company’s book value per share was $12.26 at March 31, 2026, compared to $12.16 at December 31, 2025, while tangible book value per share, a non-GAAP financial measure, increased $0.10, or 0.9%, from $11.49 at December 31, 2025 to $11.59 at March 31, 2026. See pages 16-17 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

Net Income for the Three Months Ended March 31, 2026 Compared to the Three Months Ended December 31, 2025

For the three months ended March 31, 2026, the Company reported net income of $4.8 million, or $0.24 per diluted share, compared to $5.2 million, or $0.26 per diluted share, for the three months ended December 31, 2025. Net interest income totaled $18.8 million for the three months ended March 31, 2026 and the three months ended December 31, 2025. The provision for credit losses increased $560,000, non-interest income increased $260,000, or 8.2%, and non-interest expense increased $138,000 or 0.9%. Return on average assets and return on average equity were 0.71% and 7.77%, respectively, for the three months ended March 31, 2026, compared to 0.75% and 8.40%, respectively, for the three months ended December 31, 2025.

Net Interest Income and Net Interest Margin

Net interest income, our primary driver of revenues, totaled $18.8 million for the three months ended March 31, 2026 and the three months ended December 31, 2025. During the three months ended March 31, 2026, interest and dividend income decreased $256,000, or 0.8%, which was offset by a decrease in interest expense of $252,000, or 2.2%.

The net interest margin was 2.95% for the three months ended March 31, 2026, compared to 2.89% for the three months ended December 31, 2025. The net interest margin, on a tax-equivalent basis, was 2.97% for the three months ended March 31, 2026, compared to 2.91% for the three months ended December 31, 2025. The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, increased five basis points from 4.69% for the three months ended December 31, 2025 to 4.74% for the three months ended March 31, 2026. The average loan yield, without the impact of tax-equivalent adjustments, increased six basis points from 5.03% for the three months ended December 31, 2025, to 5.09% for the three months ended March 31, 2026. During the same period, average loans increased $19.7 million, or 0.9%, average securities decreased $6.2 million, or 1.7%, and average short-term investments decreased $7.7 million, or 23.7%.

For the three months ended March 31, 2026 and the three months ended December 31, 2025, the average cost of total funds, including non-interest bearing accounts and borrowings, was 1.88%. For the three months ended March 31, 2026 and the three months ended December 31, 2025, the average cost of core deposits, which the Company defines as all deposits except time deposits, was 1.02%. The average cost of time deposits decreased five basis points from 3.46% for the three months ended December 31, 2025, to 3.41% for the three months ended March 31, 2026.

The average cost of borrowings, including subordinated debt, decreased 21 basis points from 4.96% for the three months ended December 31, 2025 to 4.75% for the three months ended March 31, 2026. Average demand deposits, an interest-free source of funds, decreased $8.0 million, or 1.3%, from $596.5 million, or 25.3%, of total average deposits, for the three months ended December 31, 2025, to $588.5 million, or 25.1% of total average deposits, for the three months ended March 31, 2026.

Provision for (Reversal of) Credit Losses

During the three months ended March 31, 2026, the Company recorded a provision for credit losses of $75,000, compared to a reversal of credit losses of $485,000 during the three months ended December 31, 2025. The provision for credit losses was determined by a number of factors, including, Management’s consideration of existing economic conditions and the economic outlook, the continued strong credit performance of the Company’s loan portfolio, and changes in the loan portfolio mix. Management continues to monitor macroeconomic variables related to the current interest rate environment, tariffs, global unrest resulting from conflicts, inflation and concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment and supportable forecast.

During the three months ended March 31, 2026, the Company recorded net charge-offs of $55,000, compared to net charge-offs of $41,000 for the three months ended December 31, 2025.

Non-Interest Income

Non-interest income increased $260,000, or 8.2%, from $3.2 million for the three months ended December 31, 2025 to $3.4 million for the three months ended March 31, 2026. During the three months ended March 31, 2026, non-interest income included the recognition of $449,000 in bank-owned life insurance (“BOLI”) death benefits. Service charges and fees on deposits decreased $103,000, or 4.6%, from $2.2 million for the three months ended December 31, 2025 to $2.1 million for the three months ended March 31, 2026. For the three months ended March 31, 2026, wealth management income totaled $390,000, compared to $319,000 for the three months ended December 31, 2025. During the same period, assets under management increased from $234.0 million at December 31, 2025 to $235.6 million at March 31, 2026, reflecting net investment appreciation and assets acquired.

Income from BOLI decreased $16,000, or 3.3%, from the three months ended December 31, 2025 to $476,000 for the three months ended March 31, 2026. During the three months ended December 31, 2025, the Company reported $135,000 in income from loan-level swap fees on commercial loans and did not report comparable income during the three months ended March 31, 2026. During the three months ended March 31, 2026 and the three months ended December 31, 2025, the Company reported unrealized losses on marketable equity securities of $13,000 and $7,000, respectively.

Non-Interest Expense

For the three months ended March 31, 2026, non-interest expense increased $138,000, or 0.9%, to $16.0 million from the three months ended December 31, 2025. Occupancy expense increased $250,000, or 19.1%, primarily due to snow removal costs of $255,000 during the three months ended March 31, 2026, compared to $53,000 during the three months ended December 31, 2025. Professional fees increased $121,000, or 31.2%, advertising expense increased $93,000, or 26.6%, debit card processing and ATM network costs increased $64,000, or 10.7%, and software related expenses increased $2,000, or 0.3%. These increases were partially offset by a decrease in other non-interest expense of $160,000, or 11.2%, a decrease in salaries and employee benefits of $144,000, or 1.5%, a decrease in data processing of $78,000, or 8.7%, a decrease in FDIC insurance expense of $6,000, or 1.5%, and a decrease in furniture and equipment expense of $4,000, or 0.9%. For the three months ended March 31, 2026 and the three months ended December 31, 2025, the efficiency ratio was 71.9% and 72.1%, respectively. For the three months ended March 31, 2026, the adjusted efficiency ratio, a non-GAAP financial measure, was 73.4% compared to 72.1% for the three months ended December 31, 2025. See pages 16-17 for the related efficiency ratio and adjusted efficiency ratio calculations and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended March 31, 2026 was $1.4 million, with an effective tax rate of 22.6%, compared to $1.4 million, with an effective tax rate of 21.3%, for the three months ended December 31, 2025.

Net Income for the Three Months Ended March 31, 2026 Compared to the Three Months Ended March 31, 2025

The Company reported an increase in net income of $2.5 million, or 107.4%, from $2.3 million, or $0.11 per diluted share, for the three months ended March 31, 2025, to $4.8 million, or $0.24 per diluted share, for the three months ended March 31, 2026. Net interest income increased $3.3 million, or 21.2%, provision for credit losses decreased $67,000, or 47.2%, non-interest income increased $674,000, or 24.4%, and non-interest expense increased $824,000, or 5.4%, during the same period. Return on average assets and return on average equity were 0.71% and 7.77%, respectively, for the three months ended March 31, 2026, compared to 0.35% and 3.94%, respectively, for the three months ended March 31, 2025.

Net Interest Income and Net Interest Margin

Net interest income increased $3.3 million, or 21.2%, to $18.8 million, for the three months ended March 31, 2026, from $15.5 million for the three months ended March 31, 2025. The increase in net interest income of $3.3 million was due to an increase in interest and dividend income of $1.8 million, or 6.5%, and a decrease in interest expense of $1.4 million, or 11.2%. The decrease in interest expense was primarily due to a decrease in the average cost of interest-bearing liabilities of 36 basis points, from 2.82% for the three months ended March 31, 2025 to 2.46% for the three months ended March 31, 2026. As a result, the net interest margin increased from 2.49% for the three months ended March 31, 2025, to 2.95% for the three months ended March 31, 2026. The net interest margin, on a tax-equivalent basis, increased 46 basis points from 2.51% for the three months ended March 31, 2025 to 2.97% for the three months ended March 31, 2026.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, increased 18 basis points from 4.56% for the three months ended March 31, 2025 to 4.74% for the three months ended March 31, 2026. The average loan yield, without the impact of tax-equivalent adjustments, increased 19 basis points, from 4.90% for the three months ended March 31, 2025, to 5.09% for the three months ended March 31, 2026. During the three months ended March 31, 2026, average interest-earning assets increased $61.2 million, or 2.4%, to $2.6 billion, primarily due to an increase in average loans of $113.0 million, or 5.5%, partially offset by a decrease in average short-term investments, consisting of cash and cash equivalents, of $51.2 million, or 67.3%.

The average cost of total funds, including non-interest bearing accounts and borrowings, decreased 28 basis points from 2.16% for the three months ended March 31, 2025, to 1.88% for the three months ended March 31, 2026. The average cost of core deposits, which the Company defines as all deposits except time deposits, decreased six basis points from 1.08% for the three months ended March 31, 2025 to 1.02% for the three months ended March 31, 2026. The average cost of time deposits decreased 70 basis points from 4.11% for the three months ended March 31, 2025 to 3.41% for the three months ended March 31, 2026. The average cost of borrowings, including subordinated debt, decreased 29 basis points from 5.04% for the three months ended March 31, 2025 to 4.75% for the three months ended March 31, 2026. Average demand deposits, an interest-free source of funds, increased $18.9 million, or 3.3%, from $569.6 million, or 24.8% of total average deposits, for the three months ended March 31, 2025, to $588.5 million, or 25.1% of total average deposits, for the three months ended March 31, 2026.

Provision for Credit Losses

During the three months ended March 31, 2026, the Company recorded a decrease in the provision for credit losses of $67,000, or 47.2%, from $142,000 for the three months ended March 31, 2025 to $75,000. The decrease was primarily due to a decrease in unfunded commitments. The provision for credit losses was determined by a number of factors, including, the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions. Management will continue to monitor macroeconomic variables related to the current interest rate environment, tariffs, global unrest resulting from conflicts, and the concerns of an economic downturn. Management believes it is appropriately reserved for the current economic environment and supportable forecast.

During the three months ended March 31, 2026, the Company recorded net charge-offs of $55,000, compared to net charge-offs of $29,000 for the three months ended March 31, 2025.

Non-Interest Income

Non-interest income increased $674,000, or 24.4%, from $2.8 million, for the three months ended March 31, 2025 to $3.4 million for the three months ended March 31, 2026. During the three months ended March 31, 2026, non-interest income included the recognition of $449,000 in BOLI death benefits. During the same period, service charges and fees on deposits increased $108,000, or 5.3%, and wealth management income increased $129,000, or 49.4%, from $261,000 for the three months ended March 31, 2025 to $390,000 for the three months ended March 31, 2026. Income from BOLI increased $3,000, or 0.6%, from $473,000 for the three months ended March 31, 2025 to $476,000 for the three months ended March 31, 2026.

During the three months ended March 31, 2026 and the three months ended March 31, 2025, the Company reported unrealized losses on marketable equity securities of $13,000 and $5,000, respectively. During the three months ended March 31, 2025, the Company reported a gain of $7,000 from mortgage banking activities and did not have a comparable gain or loss during the three months ended March 31, 2026.

Non-Interest Expense

Non-interest expense increased $824,000, or 5.4%, from $15.2 million for the three months ended March 31, 2025 to $16.0 million for the three months ended March 31, 2026. The increase in non-interest expense was primarily due to an increase of $816,000, or 9.7%, in salaries and benefits due to increases in health insurance benefits and annual merit increases. Occupancy expense increased $150,000, or 10.6%, due to $255,000 in snow removal costs during the three months ended March 31, 2026 compared to $143,000 for the three months ended March 31, 2025. Debit card processing and ATM network costs increased $86,000, or 14.9%, software related expenses increased $30,000, or 4.6%, and advertising expense increased $13,000, or 3.0%. These expenses were partially offset by a decrease in other non-interest expense of $80,000, or 5.9%, a decrease in data processing expense of $61,000, or 6.9%, a decrease in furniture and equipment expense of $54,000, or 11.1%, a decrease in FDIC insurance expense of $39,000, or 9.0%, and a decrease in professional fees of $37,000, or 6.8%.

For the three months ended March 31, 2026 and the three months ended March 31, 2025, the efficiency ratio was 71.9% and 83.0%, respectively. For the three months ended March 31, 2026, the adjusted efficiency ratio, a non-GAAP financial measure, was 73.4% compared to 83.0% for the three months ended March 31, 2025. The decreases in both the efficiency ratio and the adjusted efficiency ratio were driven by a $4.0 million, or 21.7%, increase in total revenues from the three months ended March 31, 2025 to the three months ended March 31, 2026, while expenses increased $824,000, or 5.4%, during the same period. See pages 16-17 for the efficiency ratio and adjusted efficiency ratio calculations and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

For the three months ended March 31, 2026, income tax expense was $1.4 million, with an effective tax rate of 22.6%, compared to $664,000, with an effective tax rate of 22.4%, for the three months ended March 31, 2025.

Balance Sheet

At March 31, 2026, total assets of $2.8 billion increased $28.0 million, or 1.0%, from December 31, 2025. The increase in total assets was primarily due to an increase in total loans of $17.2 million, or 0.8%, and an increase in cash and cash equivalents of $15.8 million, or 39.0%.

Investments

At March 31, 2026, the investment securities portfolio totaled $359.2 million, or 13.0% of total assets, compared to $365.2 million, or 13.3% of total assets, at December 31, 2025. At March 31, 2026, the Company’s available-for-sale securities portfolio, recorded at fair market value, decreased $2.6 million, or 1.5%, from $175.8 million at December 31, 2025 to $173.2 million. The held-to-maturity securities portfolio, recorded at amortized cost, decreased $3.4 million, or 1.8%, from $188.8 million at December 31, 2025 to $185.4 million at March 31, 2026.

At March 31, 2026, the Company reported unrealized losses on the available-for-sale securities portfolio of $23.0 million, or 11.7% of the amortized cost basis of the available-for-sale securities portfolio, compared to unrealized losses of $22.4 million, or 11.3% of the amortized cost basis of the available-for-sale securities at December 31, 2025. At March 31, 2026, the Company reported unrealized losses on the held-to-maturity securities portfolio of $30.6 million, or 16.5% of the amortized cost basis of the held-to-maturity securities portfolio, compared to $30.3 million, or 16.1% of the amortized cost basis of the held-to-maturity securities portfolio at December 31, 2025.

The securities in which the Company may invest are limited by regulation. Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short-term loans to other banks, corporate debt instruments and marketable equity securities. The securities, with the exception of $11.0 million in corporate bonds, are issued by the United States government or government-sponsored enterprises and are therefore either explicitly or implicitly guaranteed as to the timely payment of contractual principal and interest. These positions are deemed to have no credit impairment, therefore, the disclosed unrealized losses with the securities portfolio relate primarily to changes in prevailing interest rates. In all cases, price improvement in future periods will be realized as the issuances approach maturity.

Management regularly reviews the portfolio for securities in an unrealized loss position. At March 31, 2026 and December 31, 2025, the Company did not record any credit impairment charges on its securities portfolio and attributed the unrealized losses primarily due to fluctuations in general interest rates or changes in expected prepayments and not due to credit quality. The primary objective of the Company’s investment portfolio is to provide liquidity and to secure municipal deposit accounts while preserving the safety of principal. The available-for-sale and held-to-maturity portfolios are both eligible for pledging to the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) as collateral for borrowings. The portfolios are comprised of high-credit quality investments and both portfolios generated cash flows monthly from interest, principal amortization and payoffs, which supports the Bank’s objective to provide liquidity.

Total Loans

Total loans increased $17.2 million, or 0.8%, from $2.2 billion, or 79.7% of total assets, at December 31, 2025 to $2.2 billion, or 79.5% of total assets, at March 31, 2026. The increase in total loans was primarily driven by an increase in residential real estate loans, including home equity loans, of $9.6 million, or 1.1%, an increase in commercial and industrial loans of $6.0 million, or 2.7%, and an increase in commercial real estate loans of $2.1 million, or 0.2%.

The following table presents a summary of the loan portfolio by the major classification of loans at the periods indicated:

	March 31, 2026	December 31, 2025
	(Dollars in thousands)

Commercial real estate loans:
Non-owner occupied	$918,219	$910,239
Owner occupied	182,909	188,824
Total commercial real estate loans	1,101,128	1,099,063

Residential real estate loans:
Residential one-to-four family	727,882	719,070
Home equity	138,565	137,801
Total residential real estate loans	866,447	856,871

Commercial and industrial loans	227,765	221,790

Consumer loans	2,550	2,929
Total loans	2,197,890	2,180,653
Unamortized premiums and net deferred loan fees and costs	3,066	2,939
Total loans, including unamortized premiums and net deferred loan fees and costs	$2,200,956	$2,183,592

Credit Quality

Management continues to closely monitor the loan portfolio for any signs of deterioration in borrowers’ financial condition and also in light of speculation that commercial real estate values may deteriorate as the market continues to adjust to higher vacancies and interest rates. We continue to proactively take steps to mitigate risk in our loan portfolio.

Total delinquency was $3.2 million, or 0.14% of total loans, at March 31, 2026, compared to $3.1 million, or 0.14% of total loans at December 31, 2025. At March 31, 2026, nonaccrual loans totaled $4.7 million, or 0.21% of total loans, compared to $5.2 million, or 0.24% of total loans, at December 31, 2025. At March 31, 2026 and December 31, 2025, there were no loans 90 or more days past-due and still accruing interest. Total nonperforming assets, defined as nonaccrual loans and other real estate owned, totaled $4.7 million, or 0.17% of total assets, at March 31, 2026, compared to $5.2 million, or 0.19% of total assets, at December 31, 2025. At March 31, 2026 and December 31, 2025, the Company did not have any other real estate owned.

At March 31, 2026, the allowance for credit losses was $20.5 million, or 0.93% of total loans and 436.9% of nonaccrual loans, compared to $20.3 million, or 0.93% of total loans and 393.2% of nonaccrual loans, at December 31, 2025.

At March 31, 2026, total criticized loans, defined as special mention and substandard loans, totaled $58.7 million, or 2.7% of total loans, compared to $39.7 million, or 1.8% of total loans, at December 31, 2025. Loans designated special mention, which are not considered classified, increased $20.5 million, from $17.2 million, or 0.8% of total loans, at December 31, 2025 to $37.6 million, or 1.7% of total loans, at March 31, 2026. During the same period, substandard loans decreased $1.4 million, or 6.1%, to $21.1 million, or 1.0% of total loans.

Of the $37.6 million in loans designated special mention at March 31, 2026, $14.7 million, or 39.1%, are commercial and industrial loans, and $22.9 million, or 60.9%, are commercial real estate loans. Of the $21.1 million in loans categorized substandard at March 31, 2026, $7.3 million, or 34.4%, are commercial and industrial loans, $9.5 million, or 44.8%, are commercial real estate loans, and $4.4 million, or 20.8%, are residential real estate loans. Of the total $58.7 million in criticized loans at March 31, 2026, 96.1% are current and paying as agreed.

The increase in special mention loans from December 31, 2025 to March 31, 2026 resulted from the downgrade of two commercial relationships totaling $21.5 million, from “pass” risk ratings to special mention. The two relationships are paying as agreed and are being monitored closely by Management.

Our commercial real estate portfolio is comprised of diversified property types and primarily within our geographic footprint. At March 31, 2026, the commercial real estate portfolio totaled $1.1 billion and represented 50.1% of total loans. Of the $1.1 billion, $918.2 million, or 83.4%, was categorized as non-owner occupied commercial real estate and represented 329.8% of the Bank’s total risk-based capital. More details on the diversification of the loan portfolio are available in the supplementary earnings presentation.

Deposits

At March 31, 2026, total deposits were $2.4 billion and increased $20.9 million, or 0.9%, from December 31, 2025. Core deposits, which the Company defines as all deposits except time deposits, increased $1.0 million, or 0.1%, from $1.7 billion, or 70.8% of total deposits, at December 31, 2025, to $1.7 billion, or 70.2% of total deposits, at March 31, 2026. Non-interest-bearing deposits increased $3.2 million, or 0.5%, to $597.7 million, and represented 25.1% of total deposits, money market accounts increased $18.1 million, or 2.5%, to $733.7 million, and savings accounts increased $10.5 million, or 5.6%, to $197.1 million. These increases were partially offset by a decrease in interest-bearing checking accounts of $30.8 million, or 17.7%, to $143.5 million.

Time deposits increased $19.9 million, or 2.9%, from $689.9 million at December 31, 2025 to $709.8 million at March 31, 2026. The Company did not have brokered time deposits at March 31, 2026 and December 31, 2025. We continue our disciplined and focused approach to core relationship management and customer outreach to meet funding requirements and liquidity needs, with an emphasis on retaining a long-term core customer relationship base by competing for and retaining deposits in our local market. At March 31, 2026, the Bank’s uninsured deposits totaled $706.2 million, or 29.6% of total deposits, compared to $697.6 million, or 29.5% of total deposits, at December 31, 2025. At March 31, 2026, there was one deposit relationship, which is our largest deposit relationship, with a household concentration comprising 5.7% of total deposits, compared to 5.0% of total deposits at December 31, 2025. The next largest deposit relationship is to a local municipality with a concentration of 1.5% of total deposits at March 31, 2026 and 1.9% at December 31, 2025.

The table below is a summary of our deposit balances for the periods noted:

	At March 31, 2026		At December 31, 2025
	Balance	% of Total Deposits	Balance	% of Total Deposits
	(Dollars in thousands)
Demand and interest-bearing checking:
Demand deposit accounts	$597,738	25.1%	$594,516	25.2%
Interest-bearing checking accounts	143,459	6.0%	174,227	7.4%
Savings:
Regular savings accounts	197,100	8.3%	186,597	7.9%
Money market accounts	733,696	30.8%	715,620	30.3%
Total core deposits	1,671,993	70.2%	1,670,960	70.8%
Time deposits	709,799	29.8%	689,948	29.2%
Total deposits	$2,381,792	100.0%	$2,360,908	100.0%

FHLB and Subordinated Debt

At March 31, 2026, total borrowings increased $10.5 million, or 9.9%, from $106.1 million at December 31, 2025 to $116.6 million. At March 31, 2026, short-term borrowings increased $10.5 million, or 79.4%, to $23.8 million, compared to $13.3 million at December 31, 2025. At March 31, 2026 and December 31, 2025, long-term borrowings totaled $73.0 million. At March 31, 2026 and December 31, 2025, borrowings also consisted of $19.8 million in fixed-to-floating rate subordinated notes.

As of March 31, 2026, the Company had $485.1 million of additional borrowing capacity at the FHLB, $337.3 million of additional borrowing capacity under the FRB Discount Window and $25.0 million of other unsecured lines of credit with correspondent banks.

Capital

At March 31, 2026, shareholders’ equity was $248.1 million, or 9.0% of total assets, compared to $247.6 million, or 9.1% of total assets, at December 31, 2025. The change was primarily attributable to net income of $4.8 million, partially offset by an increase in accumulated other comprehensive loss of $458,000, cash dividends paid of $1.4 million and the repurchase of 186,000 shares at a cost of $2.5 million. At March 31, 2026, total shares outstanding were 20,240,872. The Company’s regulatory capital ratios continue to be strong and in excess of regulatory minimum requirements to be considered well-capitalized as defined by regulators and internal Company targets.

	March 31, 2026		December 31, 2025
	Company	Bank	Company	Bank
Total Capital (to Risk Weighted Assets)	14.14%	13.46%	14.19%	13.48%

Tier 1 Capital (to Risk Weighted Assets)	12.17%	12.44%	12.21%	12.46%

Common Equity Tier 1 Capital (to Risk Weighted Assets)	12.17%	12.44%	12.21%	12.46%

Tier 1 Leverage Ratio (to Adjusted Average Assets)	9.16%	9.36%	9.13%	9.32%

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and the Capital Region in Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, and business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

●	unpredictable changes in general economic or political conditions, financial markets, fiscal, monetary and regulatory policies, including actual or potential stress in the banking industry;
●	the possibility that future credit losses, loan defaults and charge-off rates are higher than expected due to changes in economic assumptions or adverse economic developments;
●	general business and economic conditions on a national basis and in the local markets in which we operate, including those impacting credit quality;
●	unstable political and economic conditions, including changes in tariff policies, which could materially impact credit quality trends and the ability to generate loans and gather deposits;
●	inflation and governmental responses to inflation, including potential future increases in interest rates that reduce net interest margins;
●	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;
●	changes in regulation, regulatory policy, legislation, accounting standards and practices, and fiscal monetary policy, particularly in light of the shift in presidential administrations and the potential for related shifts in agency policy and leadership;
●	operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity incidents, technological integration, including AI, vendor issues, business interruption, and fraud risks;
●	significant changes in accounting, tax or regulatory practices or requirements;
●	new legal obligations or liabilities or unfavorable resolutions or litigation;
●	disruptive technologies in payment systems and other services traditionally provided by financial institutions;
●	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business;
●	declines in real estate values in the Company’s market area, which may adversely affect our loan production;
●	decreases in the value of securities and other assets, or changes in the securities markets which affect investment management revenue;
●	decreases in deposit levels necessitating increased borrowing to fund loans, investments and other needs;
●	competitive pressures from other financial institutions;
●	the soundness of other financial services institutions which may adversely affect our credit risk;
●	failure or circumvention of our internal controls or procedures;
●	the risk that goodwill and intangibles recorded in our financial statements will become impaired;
●	the risk that we may not be successful in the implementation of our business strategy;
●	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
●	introduction of new lines of business or new products and services, which may subject us to additional risks;
●	changes in key management personnel which may adversely impact our operations; and
●	other risks and uncertainties detailed in Part 1A “Risk Factors” of the Company’s 2025 Annual Report on Form 10-K.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
INTEREST AND DIVIDEND INCOME:
Loans	$27,440	$27,491	$26,690	$26,214	$24,984
Securities	2,505	2,588	2,617	2,588	2,422
Other investments	147	164	166	169	191
Short-term investments	189	294	560	641	840
Total interest and dividend income	30,281	30,537	30,033	29,612	28,437

INTEREST EXPENSE:
Deposits	9,978	10,296	10,403	10,437	11,376
Short-term borrowings	322	85	39	47	54
Long-term debt	902	1,073	1,245	1,232	1,219
Subordinated debt	254	254	254	254	254
Total interest expense	11,456	11,708	11,941	11,970	12,903

Net interest and dividend income	18,825	18,829	18,092	17,642	15,534

PROVISION FOR (REVERSAL OF) CREDIT LOSSES	75	(485)	1,293	(615)	142

Net interest and dividend income after provision for (reversal of) credit losses	18,750	19,314	16,799	18,257	15,392

NON-INTEREST INCOME:
Service charges and fees on deposits	2,131	2,234	2,199	2,235	2,023
Wealth management income	390	319	353	293	261
Income from bank-owned life insurance	476	492	482	516	473
Gain on bank-owned life insurance death benefits	449	—	—	—	—
Unrealized (loss) gain on marketable equity securities	(13)	(7)	22	25	(5)
Gain on mortgage banking activity	—	—	—	4	7
Gain on non-marketable equity investments	—	—	—	243	—
Other income	—	135	117	95	—
Total non-interest income	3,433	3,173	3,173	3,411	2,759

NON-INTEREST EXPENSE:
Salaries and employees’ benefits	9,229	9,373	9,209	8,831	8,413
Occupancy	1,562	1,312	1,237	1,265	1,412
Furniture and equipment	433	437	453	491	487
Data processing	821	899	916	933	882
Software	689	687	652	645	659
Debit/ATM card processing expense	663	599	633	674	577
Professional fees	509	388	460	623	546
FDIC insurance	392	398	376	399	431
Advertising	442	349	433	443	429
Other	1,268	1,428	1,409	1,352	1,348
Total non-interest expense	16,008	15,870	15,778	15,656	15,184

INCOME BEFORE INCOME TAXES	6,175	6,617	4,194	6,012	2,967

INCOME TAX PROVISION	1,398	1,408	1,027	1,422	664
NET INCOME	$4,777	$5,209	$3,167	$4,590	$2,303

Basic earnings per share	$0.24	$0.26	$0.16	$0.23	$0.11
Weighted average shares outstanding	19,996,682	20,060,358	20,110,492	20,210,650	20,385,481
Diluted earnings per share	$0.24	$0.26	$0.16	$0.23	$0.11
Weighted average diluted shares outstanding	20,065,067	20,206,539	20,240,975	20,312,881	20,514,098

Other Data:
Return on average assets (1)	0.71%	0.75%	0.46%	0.69%	0.35%
Return on average equity (1)	7.77%	8.40%	5.20%	7.76%	3.94%
Efficiency ratio	71.92%	72.13%	74.20%	74.36%	83.00%
Adjusted efficiency ratio (2)	73.36%	72.11%	74.27%	75.32%	82.98%
Net interest margin (1)	2.95%	2.89%	2.81%	2.80%	2.49%
Net interest margin, on a fully tax-equivalent basis (1)	2.97%	2.91%	2.83%	2.82%	2.51%

(1)	Annualized.
(2)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, and gain on bank-owned life insurance death benefits.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
Cash and cash equivalents	$56,137	$40,381	$82,942	$93,308	$110,579
Securities available-for-sale, at fair value	173,215	175,800	179,234	178,785	167,800
Securities held to maturity, at amortized cost	185,392	188,800	193,446	197,671	201,557
Marketable equity securities, at fair value	610	632	471	444	414
Federal Home Loan Bank of Boston and other restricted stock - at cost	5,736	5,359	5,818	5,818	5,818

Loans	2,200,956	2,183,592	2,131,308	2,092,631	2,079,561
Allowance for credit losses	(20,451)	(20,297)	(20,542)	(19,733)	(19,669)
Net loans	2,180,505	2,163,295	2,110,766	2,072,898	2,059,892

Bank-owned life insurance	77,679	79,019	78,527	78,045	77,529
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	969	1,063	1,156	1,250	1,344
Other assets	71,807	69,644	70,683	70,443	71,864
TOTAL ASSETS	$2,764,537	$2,736,480	$2,735,530	$2,711,149	$2,709,284

Total deposits	$2,381,792	$2,360,908	$2,349,875	$2,330,113	$2,328,593
Short-term borrowings	23,810	13,270	2,980	4,040	4,520
Long-term debt	73,000	73,000	98,000	98,000	98,000
Subordinated debt	19,800	19,790	19,781	19,771	19,761
Securities pending settlement	—	242	—	—	2,093
Other liabilities	18,039	21,633	21,254	19,797	18,641
TOTAL LIABILITIES	2,516,441	2,488,843	2,491,890	2,471,721	2,471,608

TOTAL SHAREHOLDERS’ EQUITY	248,096	247,637	243,640	239,428	237,676
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,764,537	$2,736,480	$2,735,530	$2,711,149	$2,709,284

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
Shares outstanding at end of period	20,240,872	20,372,786	20,491,966	20,494,501	20,774,319

Operating results:
Net interest income	$18,825	$18,829	$18,092	$17,642	$15,534
Provision for (reversal of) credit losses	75	(485)	1,293	(615)	142
Non-interest income	3,433	3,173	3,173	3,411	2,759
Non-interest expense	16,008	15,870	15,778	15,656	15,184
Income before income provision for income taxes	6,175	6,617	4,194	6,012	2,967
Income tax provision	1,398	1,408	1,027	1,422	664
Net income	4,777	5,209	3,167	4,590	2,303

Performance Ratios:
Net interest margin	2.95%	2.89%	2.81%	2.80%	2.49%
Net interest margin, on a fully tax-equivalent basis	2.97%	2.91%	2.83%	2.82%	2.51%
Interest rate spread	2.28%	2.21%	2.13%	2.10%	1.74%
Interest rate spread, on a fully tax-equivalent basis	2.30%	2.23%	2.14%	2.12%	1.76%
Return on average assets	0.71%	0.75%	0.46%	0.69%	0.35%
Return on average equity	7.77%	8.40%	5.20%	7.76%	3.94%
Efficiency ratio (GAAP)	71.92%	72.13%	74.20%	74.36%	83.00%
Adjusted efficiency ratio (non-GAAP) (1)	73.36%	72.11%	74.27%	75.32%	82.98%

Per Common Share Data:
Basic earnings per share	$0.24	$0.26	$0.16	$0.23	$0.11
Earnings per diluted share	0.24	0.26	0.16	0.23	0.11
Cash dividend declared	0.07	0.07	0.07	0.07	0.07
Book value per share	12.26	12.16	11.89	11.68	11.44
Tangible book value per share (non-GAAP) (2)	11.59	11.49	11.22	11.01	10.78

Asset Quality:
30-89 day delinquent loans	$2,317	$2,098	$3,123	$2,525	$2,459
90 days or more delinquent loans	840	1,047	1,425	1,328	2,027
Total delinquent loans	3,157	3,145	4,548	3,853	4,486
Total delinquent loans as a percentage of total loans	0.14%	0.14%	0.21%	0.18%	0.22%
Nonaccrual loans	$4,681	$5,162	$5,649	$5,752	$6,014
Nonaccrual loans as a percentage of total loans	0.21%	0.24%	0.27%	0.27%	0.29%
Nonaccrual assets as a percentage of total assets	0.17%	0.19%	0.21%	0.21%	0.22%
Allowance for credit losses as a percentage of nonaccrual loans	436.89%	393.20%	363.64%	343.06%	327.05%
Allowance for credit losses as a percentage of total loans	0.93%	0.93%	0.96%	0.94%	0.95%
Net loan charge-offs (recoveries)	$55	$41	$43	$(585)	$29
Net loan charge-offs (recoveries) as a percentage of average loans	0.00%	0.00%	0.00%	(0.03)%	0.00%

(1)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gains on non-marketable equity investments, and gain on bank-owned life insurance death benefits.
(2)	Tangible book value per share (non-GAAP) represents the value of the Company’s tangible assets divided by its current outstanding shares.

The following table sets forth the information relating to our average balances and net interest income for the three months ended March 31, 2026, December 31, 2025 and March 31, 2025 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,186,529	$27,559	5.11%	$2,166,804	$27,616	5.06%	$2,073,486	$25,105	4.91%
Securities(2)	363,983	2,505	2.79	370,210	2,588	2.77	365,371	2,422	2.69
Other investments	15,585	147	3.83	14,752	164	4.41	14,819	191	5.23
Short-term investments(3)	24,831	189	3.09	32,544	294	3.58	76,039	840	4.48
Total interest-earning assets	2,590,928	30,400	4.76	2,584,310	30,662	4.71	2,529,715	28,558	4.58
Total non-interest-earning assets	153,783			156,258			156,733
Total assets	$2,744,711			$2,740,568			$2,686,448

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$148,869	300	0.82	$163,174	371	0.90	$140,960	250	0.72
Savings accounts	190,080	43	0.09	187,428	43	0.09	183,869	40	0.09
Money market accounts	728,590	3,822	2.13	723,501	3,889	2.13	704,215	3,968	2.29
Time deposit accounts	691,612	5,813	3.41	686,966	5,993	3.46	702,748	7,118	4.11
Total interest-bearing deposits	1,759,151	9,978	2.30	1,761,069	10,296	2.32	1,731,792	11,376	2.66
Short-term borrowings and long-term debt	126,193	1,478	4.75	112,904	1,412	4.96	122,786	1,527	5.04
Interest-bearing liabilities	1,885,344	11,456	2.46	1,873,973	11,708	2.48	1,854,578	12,903	2.82
Non-interest-bearing deposits	588,503			596,462			569,638
Other non-interest-bearing liabilities	21,413			24,231			25,464
Total non-interest-bearing liabilities	609,916			620,693			595,102
Total liabilities	2,495,260			2,494,666			2,449,680
Total equity	249,451			245,902			236,768
Total liabilities and equity	$2,744,711			$2,740,568			$2,686,448
Less: Tax-equivalent adjustment(2)		(119)			(125)			(121)
Net interest and dividend income		$18,825			$18,829			$15,534
Net interest rate spread(4)			2.28%			2.21%			1.74%
Net interest rate spread, on a tax-equivalent basis(5)			2.30%			2.23%			1.76%
Net interest margin(6)			2.95%			2.89%			2.49%
Net interest margin, on a tax-equivalent basis(7)			2.97%			2.91%			2.51%
Ratio of average interest-earning
assets to average interest-bearing liabilities			137.42%			137.91%			136.40%

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the tax-equivalent weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Annualized.

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its results of operations and financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
	(Dollars in thousands)

Loan interest (no tax adjustment)	$27,440	$27,491	$26,690	$26,214	$24,984
Tax-equivalent adjustment	119	125	120	121	121
Loan interest (tax-equivalent basis)	$27,559	$27,616	$26,810	$26,335	$25,105

Loan interest (tax-equivalent basis)	$27,559	$27,616	$26,810	$26,335	$25,105
Less:
Prepayment penalties and fees	—	—	34	425	—
Adjusted loan income, excluding prepayment penalties (tax-equivalent basis) (non-GAAP)	$27,559	$27,616	$26,776	$25,910	$25,105

Average loans	$2,186,529	$2,166,804	$2,112,394	$2,081,319	$2,073,486
Average loan yield (no tax adjustment)	5.09%	5.03%	5.01%	5.05%	4.89%
Average loan yield (no tax adjustment), excluding prepayment penalties (non-GAAP)	5.09%	5.03%	5.01%	4.97%	4.89%
Average loan yield (tax-equivalent)	5.11%	5.06%	5.04%	5.08%	4.91%
Average loan yield (tax-equivalent basis), excluding prepayment penalties (non-GAAP)	5.11%	5.06%	5.03%	4.99%	4.91%

Net interest income (no tax adjustment)	$18,825	$18,829	$18,092	$17,642	$15,534
Tax equivalent adjustment	119	125	120	121	121
Net interest income (tax-equivalent basis)	$18,944	$18,954	$18,212	$17,763	$15,655

Net interest income (no tax adjustment)	$18,825	$18,829	$18,092	$17,642	$15,534
Less:
Prepayment penalties	—	—	34	425	—
Adjusted net interest income (non-GAAP)	$18,825	$18,829	$18,058	$17,217	$15,534

Average interest-earning assets	$2,590,928	$2,584,310	$2,553,849	$2,530,077	$2,529,715
Net interest margin (no tax adjustment)	2.95%	2.89%	2.81%	2.80%	2.49%
Net interest margin (tax-equivalent basis)	2.97%	2.91%	2.83%	2.82%	2.51%
Adjusted net interest margin, excluding prepayment penalties (no tax adjustment) (non-GAAP)	2.95%	2.89%	2.81%	2.73%	2.49%

	At or for the quarter ended
	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
	(Dollars in thousands, except per share data)

Book Value per Share (GAAP)	$12.26	$12.16	$11.89	$11.68	$11.44
Non-GAAP adjustments:
Goodwill	(0.62)	(0.61)	(0.61)	(0.61)	(0.60)
Core deposit intangible	(0.05)	(0.06)	(0.06)	(0.06)	(0.06)
Tangible Book Value per Share (non-GAAP)	$11.59	$11.49	$11.22	$11.01	$10.78

Efficiency Ratio:
Non-interest Expense (GAAP)	$16,008	$15,870	$15,778	$15,656	$15,184

Net Interest Income (GAAP)	$18,825	$18,829	$18,092	$17,642	$15,534

Non-interest Income (GAAP)	$3,433	$3,173	$3,173	$3,411	$2,759
Non-GAAP adjustments:
Unrealized losses (gains) on marketable equity securities	13	7	(22)	(25)	5
Gain on non-marketable equity investments	—	—	—	(243)	—
Gain on bank-owned life insurance death benefits	(449)	—	—	—	—
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$2,997	$3,180	$3,151	$3,143	$2,764
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$21,822	$22,009	$21,243	$20,785	$18,298

Efficiency Ratio (GAAP)	71.92%	72.13%	74.20%	74.36%	83.00%

Adjusted Efficiency Ratio (Non-interest Expense (GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	73.36%	72.11%	74.27%	75.32%	82.98%